Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street  |  Palo Alto, CA 94304-1115  |  tel 650.233.4500  |  fax 650.233.4545

June 21, 2021

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act”) the resale of 18,012,845 shares of the Company’s common stock, $0.0001 par value per share, of which (i) 155,703 shares (the “Commitment Shares”) have been issued to Tumim Stone Capital, LLC (“Tumim”) and (ii) 17,857,142 shares (the “Purchase Shares” and together with the Commitment Shares, the “Shares”) are reserved for issuance pursuant to a purchase agreement between the Company and Tumim, dated as of June 11, 2021 (the “Purchase Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based on the foregoing, we are of the opinion that: (i) the Commitment Shares are duly authorized and validly issued and are fully paid and non-assessable; and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP